Exhibit 99.1
Holly Energy Partners Declares Distribution
Increases quarterly distribution from $0.705 to $0.715 per unit
DALLAS, TX, October 26, 2007 — Holly Energy Partners, L.P. (NYSE:HEP) today announced declaration of its cash distribution, for the third quarter of 2007, of $0.715 per unit. For the prior quarter, $0.705 was distributed to unit holders. Holly Energy has increased its distribution to unitholders every quarter since becoming a public partnership in July 2004. The distribution will be paid November 14, 2007, to unit holders of record November 6, 2007.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest (including the general partner interest) in the Partnership. The Partnership owns and operates petroleum product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President & Chief Financial Officer
M. Neale Hickerson, Vice President, Investor Relations
Holly Energy Partners
214/871-3555